Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports Strong Third Quarter 2005 EPS of $0.51 from Continuing Operations, up 24 percent

•	Sales of $5.3 billion, up 8 percent

•	Free cash flow from continuing operations of $702 million

•	Increased 2005 guidance for full-year EPS, bookings and free cash flow

WALTHAM, Mass., (Oct. 27, 2005) – Raytheon Company (NYSE: RTN) reported third quarter 2005 income from continuing operations of $231 million or $0.51 per diluted share compared to $186 million or $0.41 per diluted share in the third quarter 2004. Third quarter 2005 income from continuing operations was higher due to better operating results in both the Government and Defense businesses and at Raytheon Aircraft Company (RAC) combined with lower interest expense.

Third quarter 2005 net income was $228 million or $0.50 per diluted share compared to $152 million or $0.34 per diluted share in the third quarter 2004. Net income for the third quarter of 2005 included a $3 million after-tax loss in discontinued operations or $0.01 per diluted share versus a $34 million after-tax loss or $0.07 per diluted share in the third quarter 2004.

“Our performance and operating results this quarter continue to demonstrate the strength of the Company,” said William H. Swanson, Raytheon’s Chairman and CEO. “This strength is reflected in our increased 2005 guidance for full-year EPS, bookings and free cash flow from continuing operations.”

Net sales for the third quarter 2005 were $5.3 billion, up 8 percent from $4.9 billion in the 2004 comparable quarter. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 9 percent to $4.5 billion from $4.1 billion in the 2004 comparable quarter. RAC sales for the quarter increased 3 percent to $642 million from $624 million in the 2004 comparable quarter.

Free cash flow from continuing operations for the third quarter 2005 was $702 million versus $268 million for the 2004 comparable quarter. In the third quarter 2004, the Company made a $210 million payment to settle a shareholder lawsuit. Free cash flow is defined by the Company as operating cash flow less capital spending and internal use software spending.

During the third quarter of 2005, the Company repurchased 5 million shares of common stock for $198 million as part of the Company’s previously announced $700 million share repurchase program, bringing the total shares of common stock repurchased year-to-date to 10 million for $390 million.

Net debt was $4.2 billion at the end of the third quarter 2005 compared with $4.6 billion at the end of 2004. After the end of the quarter, the Company initiated the redemption of $196 million of 7.375% debentures due July 15, 2025.

Summary Financial Results

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except per share data)	2005	2004		2005	2004
Net Sales	$5,331	$4,936	8%	$15,684	$14,541	8%
Total Operating Expenses	4,917	4,579		14,466	13,593

Operating Income	414	357	16%	1,218	948	28%
Non-operating Expenses	61	94		212	661

Income from Cont. Ops. before Taxes	$353	$263	34%	$1,006	$287	251%

Income from Continuing Operations	$231	$186	24%	$660	$193	242%

Net Income	$228	$152	50%	$595	$172	246%

Diluted EPS from Continuing Operations	$0.51	$0.41	24%	$1.45	$0.44	230%

Diluted EPS	$0.50	$0.34	47%	$1.31	$0.39	236%

Free Cash Flow from Cont. Operations	$702	$268		$1,100	$888

Bookings and Backlog

Bookings

	3rd Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Bookings
Government and Defense	$3,422	$4,770	$15,317	$17,667
Commercial	737	969	2,187	2,558

Total Bookings	$4,159	$5,739	$17,504	$20,225

Backlog

	Period ending
(in millions)	09/25/05	12/31/04
Backlog	$33,122	$32,543
Funded Backlog	$17,430	$18,403

The Government and Defense businesses recorded third quarter 2005 bookings of $3.4 billion compared to bookings of $4.8 billion in the third quarter of 2004.

Raytheon Aircraft Company’s third quarter 2005 bookings were $572 million compared to $704 million in the 2004 comparable quarter.

The Company ended the quarter with a backlog of $33.1 billion compared to $32.5 billion at the end of 2004. The Government and Defense businesses ended the quarter with a backlog of $30.7 billion compared to $29.6 billion at the end of 2004.

Outlook

2005 Financial Outlook

	Prior*	Current
Bookings	$23.7B - $24.7B	$24.5B - $25.0B
Net Sales	$21.6B - $22.1B	$21.6B - $22.1B
FAS/CAS Pension Expense	$463M	$465M
Interest Expense, net	$285M - $300M	$265M - $275M
Diluted Shares	455M	454M
EPS from Cont. Ops.	$1.90 - $2.00	$2.00 - $2.05
Cont. Ops./Total Free Cash Flow	$1.3B - $1.5B	$1.6B - $1.8B

* As of July 28, 2005

The Company has increased full-year 2005 guidance for earnings per share from continuing operations, bookings, and free cash flow from operations. The Company has decreased full-year 2005 guidance for net interest expense. Charts containing additional information on the Company’s guidance are available on the Company’s website at www.raytheon.com.

2006 Financial Outlook

Bookings	$22.B - $23.B

Net Sales
Government and Defense	$20.8B - $21.3B
Eliminations of Intercompany Sales	($1.6B)

Government and Defense after Elims	$19.2B - $19.7B

Raytheon Aircraft	$3.0B - $3.2B
Other	$0.7B - $0.8B

Total Company	$23.1B - $23.6B

EPS from Cont. Ops.	$2.40 - $2.50

Free Cash Flow	$1.2B - $1.4B

Charts containing additional information on the Company’s 2006 guidance are available on the Company’s website at www.raytheon.com.

Segment Results

Integrated Defense Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$919	$833	10%	$2,765	$2,542	9%
Operating Income	$134	$100	34%	$394	$298	32%
Operating Margin	14.6%	12.0%		14.2%	11.7%

Integrated Defense Systems (IDS) had third quarter 2005 net sales of $919 million, up 10 percent compared to $833 million in the third quarter 2004, primarily due to growth in international programs and the Cobra Judy program partially offset, as expected, by lower sales on the Sea-Based Radar program. IDS recorded $134 million of third quarter 2005 operating income compared to $100 million in the comparable quarter a year ago. Operating income was higher primarily due to increased sales on international programs and program performance improvements.

Intelligence and Information Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$649	$597	9%	$1,821	$1,704	7%
Operating Income	$57	$53	8%	$166	$150	11%
Operating Margin	8.8%	8.9%		9.1%	8.8%

Intelligence and Information Systems (IIS) had third quarter 2005 net sales of $649 million, up 9 percent compared to $597 million in the third quarter 2004, primarily due to continued growth in classified programs. IIS recorded $57 million of operating income compared to $53 million in the comparable quarter a year ago.

During the quarter, IIS booked $537 million on a number of classified contracts.

As previously announced, during the quarter the Company acquired UTD, Inc., a privately held science and engineering company, which will add to Raytheon’s capabilities in mission support.

Missile Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$1,005	$928	8%	$3,002	$2,832	6%
Operating Income	$104	$109	-5%	$313	$322	-3%
Operating Margin	10.3%	11.7%		10.4%	11.4%

Missile Systems (MS) had third quarter 2005 net sales of $1,005 million, up 8 percent compared to $928 million in the third quarter 2004, primarily due to a ramp up on Tactical Tomahawk and several developmental programs. MS recorded $104 million of operating income compared to $109 million in the comparable quarter a year ago. Last year’s third quarter operating income included cost recovery for previous years’ restructuring actions.

During the quarter, MS booked $98 million for the Javelin Supplemental for the U.S. Army. MS also booked $86 million for the production of Standard Missile-3 (SM-3) for the U.S. Navy and the Missile Defense Agency.

Network Centric Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$833	$764	9%	$2,399	$2,226	8%
Operating Income	$87	$64	36%	$244	$182	34%
Operating Margin	10.4%	8.4%		10.2%	8.2%

Network Centric Systems (NCS) had third quarter 2005 net sales of $833 million, up 9 percent compared to $764 million in the third quarter 2004 primarily due to increased effort on development programs and communication programs. NCS recorded operating income of $87 million compared to $64 million in the comparable quarter a year ago. Operating income was higher due to improved performance.

Space and Airborne Systems

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$1,013	$929	9%	$3,030	$2,927	4%
Operating Income	$143	$138	4%	$444	$409	9%
Operating Margin	14.1%	14.9%		14.7%	14.0%

Space and Airborne Systems (SAS) had third quarter 2005 net sales of $1,013 million, up 9 percent compared to $929 million in the third quarter 2004 primarily due to growth in ATFLIR production and airborne radar programs. SAS recorded $143 million of operating income compared to $138 million in the comparable quarter a year ago.

During the quarter, SAS booked $551 million on a number of classified contracts.

Technical Services

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$479	$489	-2%	$1,455	$1,417	3%
Operating Income	$38	$38	0%	$107	$104	3%
Operating Margin	7.9%	7.8%		7.4%	7.3%

Technical Services (TS) had third quarter 2005 net sales of $479 million compared to $489 million in the third quarter 2004. TS recorded operating income of $38 million in the third quarter of 2005 and in the comparable quarter a year ago.

During the quarter, TS was awarded an additional $62 million in orders, with a potential value of $564 million, from the Defense Threat Reduction Agency (DTRA) for work in the former Soviet Union.

Aircraft

	3rd Quarter		% Change	Nine Months		% Change
(in millions, except margin percent)	2005	2004		2005	2004
Net Sales	$642	$624	3%	$1,771	$1,568	13%
Operating Income	$34	$21	62%	$69	$16	331%
Operating Margin	5.3%	3.4%		3.9%	1.0%

Raytheon Aircraft Company (RAC) had third quarter 2005 net sales of $642 million compared to $624 million in the third quarter 2004. RAC recorded operating income of $34 million in the quarter compared to $21 million in the comparable quarter in 2004. Operating income was higher due to commercial and Special Mission delivery mix, higher revenue from other government programs, and continued improved operating performance.

Other

Net sales for the Other segment in the third quarter 2005 were $185 million compared to $164 million in the third quarter 2004. The segment recorded an operating loss of $25 million in the third quarter 2005 compared to $7 million in the comparable quarter in 2004.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $3 million or $0.01 per diluted share related to its former engineering and construction and Aircraft Integration Systems businesses.

Raytheon Company (NYSE: RTN), with 2004 sales of $20.2 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced products and technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including government investigations; the ultimate resolution of insurance coverage for class action shareholder and derivative lawsuits against the Company; the effect of regulatory actions and market conditions, particularly in relation to the general aviation, commuter, and fractional aircraft businesses; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors and business risks in joint ventures and less than wholly-owned businesses; and risks associated with our former engineering and construction business related to outstanding letters of credit, surety bonds, guarantees and similar agreements and the resolution of claims and litigation. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports on Form 10-Q, copies of which may be obtained at the Company’s website at www.raytheon.com.

Conference Call on the Third Quarter 2005 Financial Results

Raytheon’s financial results conference call will be Thursday, October 27, 2005 at 9 a.m. EDT. Participants will be William H. Swanson, Chairman and CEO, Biggs C. Porter, vice president and corporate controller, and acting CFO, and other Company executives.

The dial-in number for the conference call will be (800) 265 - 0241. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Financial Information

Third Quarter 2005

	Three Months Ended		Nine Months Ended
(In millions except per share amounts)	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04
Net sales	$5,331	$4,936	$15,684	$14,541

Cost of sales	4,445	4,129	13,053	12,242
Administrative and selling expenses	348	327	1,053	986
Research and development expenses	124	123	360	365

Total operating expenses	4,917	4,579	14,466	13,593

Operating income	414	357	1,218	948

Interest expense	79	100	237	326
Interest income	(14)	(11)	(38)	(33)
Other expense, net	(4)	5	13	368

Non-operating expense, net	61	94	212	661

Income from continuing operations before taxes	353	263	1,006	287
Federal and foreign income taxes	122	77	346	94

Income from continuing operations	231	186	660	193
Loss from discontinued operations, net of tax	(3)	(34)	(65)	(62)

Income before accounting change	228	152	595	131
Cumulative effect of change in accounting principle, net of tax	—	—	—	41

Net income	$228	$152	$595	$172

Earnings per share from continuing operations
Basic	$0.52	$0.41	$1.47	$0.44
Diluted	$0.51	$0.41	$1.45	$0.44
Loss per share from discontinued operations
Basic	$(0.01)	$(0.08)	$(0.14)	$(0.14)
Diluted	$(0.01)	$(0.07)	$(0.14)	$(0.14)
Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$—	$0.09
Diluted	$—	$—	$—	$0.09
Earnings per share
Basic	$0.51	$0.34	$1.33	$0.40
Diluted	$0.50	$0.34	$1.31	$0.39
Average shares outstanding
Basic	445.6	449.2	448.4	434.1
Diluted	452.1	453.5	454.4	437.3

Attachment B

Raytheon Company

Segment Information

Third Quarter 2005

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
(In millions)	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04
Integrated Defense Systems	$919	$833	$134	$100	14.6%	12.0%
Intelligence and Information Systems	649	597	57	53	8.8%	8.9%
Missile Systems	1,005	928	104	109	10.3%	11.7%
Network Centric Systems	833	764	87	64	10.4%	8.4%
Space and Airborne Systems	1,013	929	143	138	14.1%	14.9%
Technical Services	479	489	38	38	7.9%	7.8%
Aircraft	642	624	34	21	5.3%	3.4%
Other	185	164	(25)	(7)	-13.5%	-4.3%
FAS/CAS Pension Adjustment	—	—	(117)	(117)
Corporate and Eliminations	(394)	(392)	(41)	(42)

Total	$5,331	$4,936	$414	$357	7.8%	7.2%

	Net Sales Nine Months Ended		Operating Income Nine Months Ended		Operating Income As a Percent of Sales Nine Months Ended
	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04
Integrated Defense Systems	$2,765	$2,542	$394	$298	14.2%	11.7%
Intelligence and Information Systems	1,821	1,704	166	150	9.1%	8.8%
Missile Systems	3,002	2,832	313	322	10.4%	11.4%
Network Centric Systems	2,399	2,226	244	182	10.2%	8.2%
Space and Airborne Systems	3,030	2,927	444	409	14.7%	14.0%
Technical Services	1,455	1,417	107	104	7.4%	7.3%
Aircraft	1,771	1,568	69	16	3.9%	1.0%
Other	566	492	(66)	(29)	-11.7%	-5.9%
FAS/CAS Pension Adjustment	—	—	(349)	(356)
Corporate and Eliminations	(1,125)	(1,167)	(104)	(148)

Total	$15,684	$14,541	$1,218	$948	7.8%	6.5%

Attachment C

Raytheon Company

Other Information

Third Quarter 2005

	Backlog (In millions)		Funded Backlog (In millions)
	25-Sep-05	31-Dec-04	25-Sep-05	31-Dec-04
Integrated Defense Systems	$7,004	$6,628	$3,178	$3,454
Intelligence and Information Systems	4,153	4,066	612	811
Missile Systems	8,011	8,341	4,395	4,517
Network Centric Systems	4,175	3,587	2,881	2,623
Space and Airborne Systems	5,690	5,216	2,957	3,127
Technical Services	1,635	1,773	953	939
Aircraft	2,203	2,638	2,203	2,638
Other	251	294	251	294

	$33,122	$32,543	$17,430	$18,403

Government and Defense businesses	$30,668	$29,611	$14,976	$15,471

U.S. government backlog included above	$26,960	$25,525

	Bookings (In millions) Three Months Ended
	25-Sep-05	26-Sep-04
Government and Defense businesses	$3,422	$4,770
Commercial businesses	737	969

	$4,159	$5,739

	New Aircraft Deliveries (Units) Three Months Ended
	25-Sep-05	26-Sep-04
Hawker 800XP	13	13
Premier I / IA	2	11
Hawker 400XP	14	5
King Air	27	31
Pistons	8	25
T-6A	16	18

Total	80	103

	New Aircraft Bookings (Units) Three Months Ended
	25-Sep-05	26-Sep-04
Horizon	—	1
Hawker 800XP	11	20
Premier I / IA	9	9
Hawker 400XP	11	4
King Air	38	46
Pistons	13	78

Total	82	158

Attachment D

Raytheon Company

Preliminary Financial Information

Third Quarter 2005

(In millions)	25-Sep-05	31-Dec-04
Balance sheets
Assets
Cash and cash equivalents	$820	$556
Accounts receivable	452	478
Contracts in process	3,676	3,514
Inventories	2,014	1,745
Deferred federal and foreign income taxes	420	469
Prepaid expenses and other current assets	316	343
Assets from discontinued operations	15	19

Total current assets	7,713	7,124
Property, plant and equipment, net	2,591	2,738
Deferred federal and foreign income taxes	—	71
Goodwill	11,549	11,516
Other assets, net	2,471	2,704

Total assets	$24,324	$24,153

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$472	$516
Subordinated notes payable	408	—
Advance payments and billings in excess of costs incurred	2,056	1,900
Accounts payable	964	867
Accrued salaries and wages	968	934
Other accrued expenses	1,317	1,403
Liabilities from discontinued operations	29	24

Total current liabilities	6,214	5,644
Accrued retiree benefits and other long-term liabilities	3,145	3,224
Deferred federal and foreign income taxes	150	—
Long-term debt	4,170	4,229
Subordinated notes payable	—	408
Minority interest	140	97
Stockholders’ equity	10,505	10,551

Total liabilities and stockholders’ equity	$24,324	$24,153

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Third Quarter 2005

	Three Months Ended		Nine Months Ended
(In millions)	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04
Cash flow information
Income from continuing operations	$231	$186	$660	$193
Depreciation	86	93	262	267
Amortization	23	19	65	54
Working capital	245	(62)	(106)	215
Discontinued operations	(4)	(16)	(56)	(32)
Capital spending	(71)	(75)	(183)	(209)
Internal use software spending	(25)	(23)	(61)	(73)
Net activity in financing receivables	(12)	48	79	145
Other	225	82	384	296

Subtotal - free cash flow (a)	698	252	1,044	856
Sale of short-term investments	—	—	—	(74)
Acquisitions	(39)	—	(99)	(70)
Investment activity and divestitures	—	—	7	4
Dividends	(99)	(90)	(289)	(258)
Issuance of common stock	—	—	—	867
Repurchase of common stock	(198)	—	(390)	—
Debt repayments	(31)	(143)	(93)	(1,001)
Other	35	26	84	64

Total cash flow	$366	$45	$264	$388

	Three Months Ended		Nine Months Ended
	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04
Segment free cash flow information
Integrated Defense Systems	$115	$80	$275	$273
Intelligence and Information Systems	48	78	63	112
Missile Systems	16	28	298	220
Network Centric Systems	215	139	217	67
Space and Airborne Systems	198	50	20	157
Technical Services	58	17	72	20
Aircraft	(75)	86	(82)	133
Other	18	13	42	(37)
Discontinued operations	(4)	(16)	(56)	(32)
Corporate	109	(223)	195	(57)

Total free cash flow	$698	$252	$1,044	$856

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Third Quarter 2005

Free cash flow is a “non-GAAP” financial measure under SEC regulations. The Company defines free cash flow as operating cash flow less capital spending and internal use software spending. Our definition may differ from similarly titled measures used by others. The Company uses free cash flow to facilitate management’s internal comparisons to the Company’s historical operating results and to competitors’ operating results and as an element of management incentive compensation. The Company believes disclosure of free cash flow performance provides investors greater transparency with respect to information used by management in its financial and operational decision making. While this information may be useful in evaluating the Company, it should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

Free cash flow

	Three Months Ended		Nine Months Ended
	25-Sep-05	26-Sep-04	25-Sep-05	26-Sep-04
Operating cash flow	$794	$350	$1,288	$1,138
Less: Capital spending	(71)	(75)	(183)	(209)
Internal use software spending	(25)	(23)	(61)	(73)

Free cash flow	698	252	1,044	856
Plus: Discontinued operations	4	16	56	32

Free cash flow from continuing operations	$702	$268	$1,100	$888

Free cash flow guidance

	Current Guidance		Prior Guidance
	Low end of range	High end of range	Low end of range	High end of range
2005
Full year
Operating cash flow	$2,105	$2,260	$1,735	$1,895
Less: Capital and internal software spending	(500)	(450)	(500)	(450)

Free cash flow	1,605	1,810	1,235	1,445
Plus: Discontinued operations	40	35	80	75

Free cash flow from continuing operations	$1,645	$1,845	$1,315	$1,520

	Guidance
	Low end of range	High end of range
2006
Full year
Operating cash flow	$1,700	$1,855
Less: Capital and internal software spending	(530)	(480)

Free cash flow	1,170	1,375
Plus: Discontinued operations	30	25

Free cash flow from continuing operations	$1,200	$1,400